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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                             For Additional Information Contact:
                                             J. Mitchell Dolloff
                                             Vice President and General Counsel
                                             (614) 222-4400

                           ACORN PRODUCTS, INC. ANNOUNCES
                              STOCK REPURCHASE PROGRAM

COLUMBUS, OHIO (March 3, 1999). Acorn Products, Inc. (NASDAQ: ACRN) today announced that its Board of Directors has authorized a share repurchase program to permit the acquisition of up to $2.5 million of the Company's common stock during the next 12 months. The purchases may be made from time to time on the open market or in privately negotiated transactions, depending upon market conditions. Purchases will be funded from cash flow from operations and the Company's existing credit facility.

Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. The Company sells its products under a variety of well-known brand names, including Razor-Back-Registered Trademark-, Union-Registered Trademark-, Yard 'n Garden-Registered Trademark-, Perfect Cut-Registered Trademark- and, pursuant to a license agreement, Scotts-Registered Trademark-. In addition, the Company manufactures private label products for a variety of retailers. The Company's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

Razor-Back-Registered Trademark-, Union-Registered Trademark-, Yard 'n Garden-Registered Trademark- and Perfect Cut-Registered Trademark- are registered trademarks of the Company. Scotts-Registered Trademark- is a registered trademark of The Scotts Company.

The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward looking statements contained herein are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, the Company's Current Report on Form 8-K dated September 18, 1997, as amended on October 29,1998 and as may be amended from time to time, and the other reports filed from time to time by the Company with the Securities and Exchange Commission.

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